Exhibit 12.1

SUNRISE U.S.A. INCORPORATED

CODE OF ETHICS

Preface

The chief executive officer, chief financial officer, comptroller, chief accounting officer or persons performing similar functions (collectively, “Senior Financial Officers”) hold an important and elevated role in corporate governance. Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the enterprise’s financial organization, and by demonstrating the following:

I.    Honest and Ethical Conduct

Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the financial organization, including Senior Financial Officers.

Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior

Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance organization.

II.   Financial Records and Periodic Reports

Senior Financial Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.

The retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements.

Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

III.    Compliance with Applicable Laws, Rules and Regulations

Senior Financial Officers will establish and maintain mechanisms to:

Educate members of the finance organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the enterprise generally.

Monitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule

Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

WRITTEN ASSENT TO BE BOUND BY CODE OF ETHICS

The undersigned hereby agrees to be bound by and to strictly adhere to all of the terms of the attached code of ethics.

Signature                                     Date: March 30, 2006

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